Exhibit 10.8

SHARE RESTRICTION AGREEMENT

This Share Restriction Agreement (this “Agreement”) is entered into by and between Steinway Musical Instruments Holdings, Inc. (the “Company”) and Benjamin Steiner (the “Restricted Shareholder”) on and effective as of [                ], 2022 (the “Effective Date”).

WHEREAS, on and as of the date hereof the Restricted Shareholder is receiving [                ] shares (the “Restricted Shares”) of the Company’s Common Stock, $0.0001 par value (the “Common Stock”) in a liquidating distribution from Paulson Pianissimo LLC (“Paulson Pianissimo”);

WHEREAS, as a condition to the distribution of the Restricted Shares to the Restricted Shareholder, the Company is requiring the Restricted Shareholder to execute and deliver this Agreement in order to continue certain restrictions as were in place with respect to the Restricted Shareholder’s equity interest in Paulson Pianissmo prior to such liquidating distribution.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1.        The Restricted Shareholder hereby accepts the Restricted Shares subject to all of the terms, conditions and restrictions set forth in this Agreement.

2.        The Restricted Shareholder hereby acknowledges and agrees that the Restricted Shares shall vest as follows:

•	50% of the Restricted Shares, meaning [ ] Restricted Shares, shall vest on April 30, 2023; and

•	the remaining 50% of the Restricted Shares, meaning [ ] Restricted Shares, shall vest on April 30, 2024.

•	Following vesting, a Restricted Share shall no longer be subject to any of the restrictions provided in this Agreement.

3.        Subject to Section 2, the following additional terms shall apply to the Restricted Shares:

a.

If the employment of the Restricted Shareholder with the Company or any subsidiary or affiliate thereof is terminated by the Company or such subsidiary or affiliate without Cause (as defined below) or due to the death or Disability (as defined below) of the Restricted Shareholder, then the Restricted Shareholder (or, if applicable, the Restricted Shareholder’s estate) shall be entitled to retain (i) the then currently vested Restricted Shares, plus (ii) such additional pro rata portion of the Restricted Shares equal to the product of (A) [                ][1] Restricted Shares and (B) the ratio of (x) the number of days elapsed during the period beginning on May 1 of the applicable vesting year and ending on

[1]	To be equal to the number of Restricted Shares that vest each year (i.e., 50% of total Restricted Shares).

the date of such termination of employment to (y) 365. For clarity, any non-vested portion of the Restricted Shares as of the date of such termination (other than non-vested portion, if any, that accelerates pursuant to subclause (ii) above) shall be forfeited, automatically and without the need for any action on the part of any party, upon such termination without Cause, or due to death or Disability.

b.

If the employment of the Restricted Shareholder with the Company or any subsidiary or affiliate thereof is terminated either by the Company or such subsidiary or affiliate with Cause (as defined below) or by the Restricted Stockholder for any reason (other than due to death or Disability), then the Restricted Stockholder shall be entitled to retain the then currently vested Restricted Shares only. For clarity, any non-vested portion of the Restricted Shares as of the date of such termination shall be forfeited, automatically and without the need for any action on the part of any party, upon such termination by the Company with Cause or by the Restricted Shareholder for any reason.

c.

The Restricted Shareholder hereby acknowledges and agrees that no amounts were payable in respect of the Restricted Stockholder’s Series B1 Membership Interest in Paulson Pianissimo prior to the Effective Date and all obligations of Paulson Pianissimo to the Restricted Stockholder, whether pursuant to its Operating Agreement dated July 19, 2021 or otherwise, have been satisfied in full by the distribution of the Restricted Shares, additional unrestricted shares of Common Stock, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, to the Restricted Shareholder, subject to the terms, conditions and restrictions set forth in this Agreement.

d.

The Restricted Shareholder hereby acknowledges and agrees that this Agreement and any obligations of the Company under this Agreement, shall be subject to all applicable U.S. federal, state and local laws, rules and regulations, all applicable non-U.S. laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Restricted Shareholder agrees to take all steps that the Company determines are reasonably necessary to comply with all applicable provisions of U.S. federal and state securities law and non-U.S. securities law in exercising the Restricted Shareholder’s rights under this Agreement.

e.

Any certificate or book-entry position representing an unvested Restricted Share will bear the following legend until the Restricted Share becomes vested, at which time such legend shall, without the need for any action on the part of the Restricted Shareholder, be removed:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE IN FAVOR OF THE COMPANY AND MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A SHARE RESTRICTION AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

f.

For purposes of this Agreement, “Cause” means: (A) Restricted Stockholder’s commission of a felony or any crime involving dishonesty or theft; (B) conduct in connection with Restricted Stockholder’s employment duties or responsibilities that is fraudulent, unlawful or grossly negligent; (C) Restricted Stockholder’s willful misconduct; (D) Restricted

Stockholder’s contravention of specific lawful directions related to a material duty or responsibility which is directed to be undertaken by the Company or Paulson & Co., Inc.; (E) Restricted Stockholder’s breach of his material obligation under that certain letter agreement by and between the Restricted Shareholder and Paulson & Co. Inc. effective as of May 1, 2016 (the “Letter Agreement”) (for clarity, whether or not the Letter Agreement remains in force and effect), including, but not limited to, breach of Restricted Stockholder’s obligations under paragraphs 5 through 10 thereof, and Restricted Stockholder’s continued inattention to or failure to perform adequately his duties as identified in paragraph 1 thereof; (F) any acts of dishonesty resulting or intending to result in Restricted Stockholder’s personal gain or enrichment at the expense of the Company, Paulson & Co., Inc. or any affiliate entity thereof; or (H) Restricted Stockholder’s engaging in personal conduct which seriously discredits or damages, or could seriously discredit or damage, the Company, Paulson & Co., Inc. or any affiliate entity thereof (including, but not limited to, harassment or discrimination of employees, or the use or possession at work of controlled substances).

g.

For purposes of this Agreement, “Disability” means Restricted Stockholder’s inability to perform the essential functions of his job as a result of physical or mental illness or injury for 90 days during any 180 day period.

4.        This Agreement shall terminate and be of no further force and effect upon the later of (i) the forfeiture of all unvested Restricted Shares pursuant to Section 3 of this Agreement and (ii) April 30, 2024.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Share Restriction Agreement as of the Effective Date.

RESTRICTED SHAREHOLDER:

Benjamin Steiner

COMPANY:

STEINWAY MUSICAL INSTRUMENTS HOLDINGS, INC.

By:
Name:
Title: